Exhibit 10.17

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Manufacturing License Agreement

This Manufacturing License Agreement (this “Agreement”) is made effective as of April 27, 2017 by and between Austin EV, Inc., a company registered in Texas (“Austin EV”) and Cenntro Automotive Group Ltd., a company with limited liability registered in the Cayman Islands (“Cenntro”).

WHEREAS, Cenntro is in the business of automotive industry, and owns all intellectual property rights for its electric vehicle products;

WHEREAS, Austin EV wishes to become a licensed manufacturer for Cenntro’s product/s as Austin EV and Cenntro have fully discussed and negotiated.

NOW IT IS HEREBY AGREED as follows:

1.          CENNTRO PRODUCT. Cenntro hereby grants Austin EV as Cenntro’s licensed manufacturer for the following products (the “Products”) in accordance with the terms and conditions of this Agreement:

a)          The Metro All-Electric Compact Utility Vehicles (“Products”)

2.          PRODUCT STANDARDS. The Products shall comply with the specifications in the attached Exhibit A incorporated into this Agreement by this reference.

3.          INSTRUCTIONS AND TRAINING. If necessary, Cenntro will provide to Austin EV instructions and training about processing of assembly for the Products.

4.          SUPPLIER OF PARTS. Cenntro (including its subsidiaries) will make available all parts necessary for assembly of the Products. Austin EV may also choose to source parts from other suppliers approved and certified by Cenntro to ensure the Products standards.

5.          ORDERS. Austin EV shall conduct necessary market research and prepare its own sales projection, and hence determine the quantity of parts order based on such sales projection at its own risk. In case of ordering parts from Cenntro, Austin EV shall submit purchase orders with reasonable time in advance to allow necessary lead time for procurement, documentation and shipping.

6.          WMI ASSIGNMENT AND HOMOLOGATION. As a licensed manufacturer, Austin EV will purchase and print its own Manufacturer Certificate of Origin. Austin EV shall assign its own WMI number from SAE International Organization for the final assembled Products. Cenntro has applied, obtained and met Federal and State homologation standards of the said Products.

7.          DISTRIBUTION RIGHTS, TERRITORY, AND REQUIREMENTS FOR EXCLUSIVITY. Austin EV may market, distribute, and sell the final assembled Products and/or parts to the following regions and U.S. states: Texas, Florida, Georgia, Louisiana, Arkansas, Mississippi, Alabama, Oklahoma, New Mexico, North Carolina, South Carolina, Virginia, Washington D.C., Delaware, New Jersey, New York, Connecticut, Massachusetts and Caribbean Islands (“Territory”), Out of which Austin EV has exclusive territorial rights in the following states: Texas, Florida, Louisiana, Oklahoma, and New Mexico (“Exclusive Territory”).

Austin EV may maintain exclusive territorial rights provided that it can meet a minimum volume of Products sold to its customers or dealers (“Quota”). Quota requirements for Austin EV in the first three years after the date of this Agreement (each an “Anniversary”) are as follows:

-	Minimum of [***] units of Products sold within the first Anniversary;
-	Minimum of [***] units of Products sold within the second Anniversary; and
-	Minimum of [***] units of Products sold within the third Anniversary.

Cenntro will later determine the Quota requirements for the years thereafter. In case the Quota requirement is not satisfied, Austin EV shall contact Cenntro two months prior to the end of such Anniversary and negotiate new exclusive territorial rights going forward for the Exclusive Territory.

It is understood that Cenntro may place orders to purchase completed Products from Austin EV for distribution or sale in the Territory (but other than the Exclusive Territory). Such orders, however, shall not be counted towards the calculation of Quota.

8.          PAYMENT.

1)	Austin EV shall be responsible for making payments to part suppliers as per the terms of relevant purchase orders or sales contract;

2)
In the cases that Cenntro orders completed Products from Austin EV, Cenntro shall be responsible for payments for purchasing. Payment is due upon acceptance of the delivered Products after inspection by Cenntro, its subsidiaries or its distributors or dealers.

9.         PAYMENT OF TAXES AND OTHER COSTS AND FEES. Austin EV agrees to pay all import duties and taxes of every description, federal, state, and municipal, which arise as a result of the sale of the final products to its own dealer and customers. Austin EV is also responsible for all add-on costs, expenses and fees for labor, service, and workmanship involved in assembling the parts into final products at its own facility.

10.         INDEMNITY AND INSURANCE. Austin EV agrees to hold Cenntro harmless and to defend any and all actions, claims, suits, or proceedings that may subject Cenntro to liability for workmanship in the Products. Austin EV represents that it now has in force a valid comprehensive liability insurance policy (“Insurance”) in the amount of $ __________ with _______ Insurance and that the policy covers the risk of liability for defects in the Products. Austin EV further undertakes that it will maintain the Insurance or increase coverage whenever necessary.

11.          WARRANTIES. Austin EV warrants that the Products shall be free of substantive defects in workmanship.

12.        INSPECTION. In the event that Cenntro orders the completed Products from Austin EV as described under Clause 7 hereinabove, Cenntro and Cenntro’s subsidiaries along with its distributors and/or dealers, upon receiving possession of the Products, shall have a reasonable opportunity to inspect the Products to determine if the Products conform to the requirements of this Contract within 15 business days from the receiving date. If Cenntro, in good faith, determines that all or a portion of the Products are non-conforming, Cenntro may return the Products to Austin EV at Austin EV’ expense or Austin EV may have the option to repair the Products on location. Cenntro must provide written notice to Austin EV of the reason for rejecting the Products. Austin EV will have 30 days from the return of the Products to remedy such defects under the terms of this Agreement.

13.         DEFAULT. The occurrence of any of the following shall constitute an event of default under this Agreement:

a.          The failure to make a required payment when due.

b.          The insolvency or bankruptcy of either party.

c.          The subjection of any of either party’s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d.          The failure to make available or deliver the Products in the time and manner provided for in this Agreement.

14.         REMEDIES ON DEFAULT. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Agreement (including without limitation the failure to make a monetary payment when due), the other party may terminate the Agreement by providing written notice to the defaulting party. This notice shall describe with sufficient details the nature of the default. The party receiving such notice shall have 90 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Agreement.

15.         FORCE MAJEURE. If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

16.         ARBITRATION. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator, and the two arbitrators, in turn, shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

17.         CONFIDENTIALITY. Both parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other party’s business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

Upon termination of this Agreement, Austin EV will return to Cenntro all records, notes, documentation and other items that were used, created, or controlled by Austin EV during the term of this Agreement.

18.         NOTICE. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses that each party has furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

19.         ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20.         AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

21.         SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22.         WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23.         ATTORNEY’S FEES. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.

24.         HEADINGS. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

25.         APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

Cenntro Automotive Group Ltd.

By:	/s/ Peter Wang
Peter Wang, CEO

Austin EV, Inc.

By:	/s/ Christian Okonsky
Christian Okonsky, CEO